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Exhibit 5.1

March 14, 2014

Halcón Resources Corporation
and the guarantor co-registrants
listed in Schedule A hereto

c/o	Halcón Resources Corporation
1000 Louisiana Street, Suite 6700
Houston, Texas 77002

Re:	Halcón Resources Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Halcón Resources corporation (the "Company") and its guarantor co-registrants listed in Schedule A hereto (collectively, the "Relevant Parties," and together with the Company, the "Registrants") in connection with (i) the Registrants' offer of up to $400,000,000 in aggregate principal amount of the Company's 9.75% Senior Notes due 2020 (the "Exchange 2020 Notes") for a like aggregate principal amount of outstanding 9.75% Senior Notes due 2020, which have certain transfer restrictions (the "Original 2020 Notes") and (ii) the Registrant's offer of up to $400,000,000 in aggregate principal amount of the Company's 9.25% Senior Notes due 2022 (the "Exchange 2022 Notes" and, together with the Exchange 2020 Notes, the "Exchange Notes") for a like aggregate principal amount of outstanding 9.25% Senior Notes due 2022, which have certain transfer restrictions (the "Original 2022 Notes" and, together with the Original 2020 Notes, the "Original Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Exchange 2020 Notes are to be issued pursuant to the indenture dated as of July 16, 2012 (as supplemented, the "2020 Indenture") among the Registrants, the parties listed in Schedule B hereto (the "Other Parties" and together with the Relevant Parties, the "Subsidiary Guarantors") and U.S. Bank National Association, as Trustee (the "Trustee") and the Exchange 2022 Notes are to be issued pursuant to the indenture dated as of August 13, 2013 (as supplemented, the "2022 Indenture" and, together with the 2020 Indenture, the "Indentures") among the Registrants, the Other Parties and the Trustee. The obligations of the Company under the Exchange Notes will be guaranteed by the Subsidiary Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to and on the terms set forth in the applicable Indenture, in exchange for and in replacement of the corresponding series of Original Notes and the Guarantees of the Subsidiary Guarantors of the corresponding series of Original Notes.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

        In connection with such matters, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

        For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. For purposes of this opinion, we have assumed that each of the Indentures will be valid and binding on the Trustee and enforceable against the Trustee in accordance with its terms. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the State of Texas, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act. In particular, we do not purport to pass on any matter governed by the laws of Colorado or Oklahoma.

        Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

          1.     The Exchange Notes, when executed and authenticated in accordance with the provisions of the applicable Indenture and issued and delivered in exchange for the applicable Original Notes, will constitute legal, valid and binding obligations of the Company.

          2.     The Guarantees of each Relevant Party have been duly authorized by such Relevant Party and, assuming that the Guarantees of each Other Party have been duly authorized by such Other Party, when the Guarantees have been duly executed by each of the Subsidiary Guarantors and the Exchange Notes have been duly executed and delivered by the Company with the executed Guarantees affixed thereto in accordance with the provisions of the applicable Indenture, the Guarantees will constitute legal, valid and binding obligations of the applicable Subsidiary Guarantor.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise.

Very truly yours,
/s/ Mayer Brown LLP

 Schedule A

Relevant Parties

Halcón Resources Operating, Inc.
Halcón Holdings, Inc.
HRC Energy Resources (WV), Inc.
HRC Energy Louisiana, LLC
HRC Production Company, Inc.
Halcón Energy Properties, Inc.
Halcón Operating Co., Inc.
Halcón Energy Holdings, LLC
Halcón Williston I, LLC
Halcón Williston II, LLC
Halcón Field Services, LLC
Halcón Louisiana Operating, L.P.
HK Oil & Gas, LLC
HK Resources, LLC
HK Energy Operating, LLC
HK Energy, LLC
HK Louisiana Operating, LLC
The 7711 Corporation

Schedule B

Other Parties

Halcón Gulf States, LLC
HRC Energy, LLC
HRC Operating, LLC

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  Exhibit 5.1
Schedule A
Relevant Parties
Schedule B
Other Parties